TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bulldog Technologies Inc.
(A Development Stage Company)

We consent to the use of our report dated October 7, 2003, on the balance sheet of Bulldog Technologies Inc. (A Development Stage Company), as of August 31, 2003, and the related statements of operations, cash flows and stockholders’ deficiency from January 18, 2000 (Date of Incorporation) to August 31, 2003, included in this Form 10-KSB dated November 29, 2004. Our report dated October 7, 2003 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Vancouver, Canada	/s/ AMISANO HANSON
October 7, 2003	Chartered Accountant

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net